Exhibit 99.1

COMMUNITY BANKERS TRUST CORPORATION REPORTS FIRST QUARTER RESULTS

•

First quarter 2010 loss available to common stockholders was $3.0 million, after recording $5.0 million in provision for loan losses and $447,000 in net write-downs and losses on the sale of other real estate owned, covered by FDIC shared-loss agreements.

•	The ratio of allowance for loan losses to loans, excluding FDIC covered loans, increased from 3.14% at December 31, 2009 to 3.42% at March 31, 2010.

•

Net interest margin, on a tax equivalent basis, was 4.04% for the first quarter of 2010, up from 3.83% for the year ended December 31, 2009. A lower cost of funds continued to drive the improvement in the margin.

•

Interest yield on the carrying value of FDIC covered loans was 9.81% for the first quarter of 2010 compared with 8.94% for the first quarter of 2009. The increase in the yield on the covered loan portfolio reflects better than expected performance on these loans, which contributed to the improvement in the net interest margin.

•

The total FDIC covered loan balance was $143.3 million at March 31, 2010 (which represents the carrying value of contractual principal balances of $230.7 million). The performance of the FDIC covered loan portfolio did not require the establishment of an allowance for loan losses at March 31, 2010.

•

Net interest income after provision for loan losses was $5.0 million for the first quarter of 2010, compared with $3.2 million for the first quarter of 2009 due to a $1.3 million decrease in interest expense.

•

The investment portfolio remains a viable source of liquidity. The investment portfolio’s credit quality remains sound as demonstrated by the absence of impairment. The available-for-sale portfolio reflects a net unrealized gain of $3.8 million at March 31, 2010, including a $757,000 unrealized gain increase in the current quarter.

•

Liquidity remains strong with a solid core deposit base and low loan-to-deposit ratio of 69.24%. The Company continues to be core funded with a nominal volume of brokered deposits or wholesale funding sources.

•	Continued strong capital ratios for the Company were in excess of the definition of “Well Capitalized” with a tier 1 leverage ratio of 8.59% and a total risk-based capital ratio of 15.59%.

Glen Allen, Virginia – Community Bankers Trust Corporation (the “Company”) (NYSE Amex: BTC), the holding company for Essex Bank (the “Bank”), reported a net loss available to common stockholders for the quarter ended March 31, 2010 of $3.0 million, or $0.14 per diluted common share, compared with net income available to common stockholders of $9.9 million, or $0.46 per diluted common share, for the first quarter of 2009. The magnitude of the change in quarterly earnings year-over-year was heavily influenced by the one time after tax gain of $13.4 million taken in the first quarter of 2009 related to the Suburban Federal Savings Bank (SFSB) acquisition.

The loss incurred during the first quarter of 2010 was primarily the result of the following:

•

The Company recorded a provision for loan losses of $5.0 million. This provision was the direct result of $3.4 million in net charge-offs incurred during the quarter and additional provisions to increase the allowance for loan losses to total non-covered loans.

•

The Company reported net write-downs and losses on the sale of other real estate owned covered by the FDIC shared-loss agreements of $447,000, comprised of $2.2 million of write-downs and losses offset by $1.7 million due from the FDIC.

•	Noninterest expenses were 5.03% higher in the first quarter of 2010 compared to the first quarter of 2009. The single largest increase in non-interest expenses was higher personnel costs.

George M. Longest, Jr., the Company’s President and Chief Executive Officer, stated, “Asset quality issues continue to hinder earnings, yet we feel confident that our balance sheet is well positioned for the future due to our solid liquidity, reserves and equity base. As indicated in our recent announcement of changes in management assignments, we are focused on the organic growth of the Company through deposit growth and prudent lending. We have recently expanded our Special Assets area to provide additional resources to address problem assets. We continue to look for opportunities to enhance efficiencies in our operations and return the Company to profitability. On a positive note, our investment portfolio, which represents 30% of our asset base, has performed well and provides ample liquidity for the Bank, which is a tangible benefit in these uncertain banking times.”

Mr. Longest continued, “We are pleased to have our Maryland franchise fully staffed with lenders. We plan to generate loans in this newly entered market as well as bolster our deposit base. We believe, and are in fact experiencing, that this market has a greater demand for commercial and industrial lending which will help us address our real estate concentrations in the portfolio. The lenders we have recruited are experienced in this type of lending and in the market. The geographic diversification in loans and deposits should prove to mitigate credit concentrations and augment earnings in the future.”

Net interest income equaled $10.1 million for the first quarter of 2010, which drove a net interest margin of 4.04%. This compared favorably with the same period in 2009, for which net interest income was $8.7 million and net interest margin was 3.43%. The following table portrays net interest income for the first quarter of 2010 compared with the first quarter of 2009, as adjusted to reflect the application of accounting related to loans acquired in the SFSB transaction which resulted in adjustments to the initial carrying value of the loans and realized gain on the transaction:

(dollars in thousands)	3/31/2010	3/31/2009
Total interest income	$15,246	$15,191
Total interest expense	5,188	6,465

Net interest income	$10,058	$8,726

Average earning assets	$1,042,006	$1,064,565
Net interest margin (1)	4.04%	3.43%

(1)	Net interest margin on a tax equivalent basis, using a tax rate of 34%. Net interest income is not presented on a tax equivalent basis.

The primary component influencing net interest income, as well as the net interest margin, was a lower overall interest expense relative to the deposit base. Management proactively lowered rates on virtually all deposits during 2009 in an effort to enhance earnings. This resulted in a 60 basis point decline in the cost of deposits for the quarter ended March 31, 2010 versus the same period in 2009. The most significant influence on the cost of funds for the Bank was the repricing of the time deposit base during the same period. The average cost of time deposits declined 46 basis points from 2.93% for the period ended March 31, 2009 to 2.47% for the period ended March 31, 2010. This improvement was the direct result of prudent deposit pricing in all regions, while not compromising the Bank’s liquidity.

An additional benefit to the net interest margin was the improved yield on FDIC covered loans. The yield on these loans improved 87 basis points from the first quarter of 2009 to the first quarter of 2010. This is primarily the result of better than expected performance on these loans.

For the three months ended March 31, 2010, noninterest income totaled $415,000, compared with $21.2 million for the period ended March 31, 2009. The decrease year-over-year was due to the one-time $20.3 million pre-tax gain on the SFSB transaction in 2009.

Noninterest income for the first quarter of 2010 includes a net write-down and losses on the sale of covered other real estate in the FDIC acquired SFSB portfolio of $447,000, comprised of $2.2 million of write-downs and losses offset by

$1.7 million due from the FDIC. The net amount reflects the Company’s 20% portion under its shared-loss agreements of the total write-down and losses of $2.2 million. Service charges on deposit accounts were $565,000 for the first quarter of 2010 compared with $571,000 for the same period in 2009. The Company reported $354,000 in securities gains for the quarter ended March 31, 2010, which compared favorably with net losses on the sales of securities of $48,000 taken in the corresponding period of 2009.

For the first quarter of 2010, noninterest expenses were $9.9 million compared with $9.4 million for the same period in 2009. Salaries and employee benefits were $5.1 million and represented 52.04% of all noninterest expenses for the quarter. Salaries and wages increased $705,000, or 15.93%, from the same quarter in 2009. Personnel costs increased $326,000 over the same time frame, reflecting a full quarter of expenses related to the SFSB transaction on January 30, 2009 as well as additional corporate staff hires in the second half of 2009 for positions necessary for increased asset growth.

FDIC expenses aggregated $605,000 for the first quarter of 2010 compared with $130,000 in the first quarter of 2009. The increase in these expenses is due solely to a FDIC special assessment prepaid in 2009 by all financial institutions to replenish FDIC reserves, which is being amortized over three years. Other noninterest expenses for the first quarter of 2010 included the following: other operating expenses of $1.5 million, occupancy expenses of $739,000, data processing fees of $506,000, amortization of intangibles of $565,000, equipment expense of $412,000, legal fees of $46,000, and professional fees of $334,000.

Occupancy and equipment expenses increased $159,000 and $69,000, or 27.44% and 20.02%, respectively, during the first quarter of 2010 compared with the same period in 2009. These increases are the result of a full quarter’s burden in 2010 compared to two months of expenses in 2009 related to the SFSB transaction, which was consummated on January 30, 2009. Correspondingly, legal and professional fees declined $204,000 and $366,000, or 81.79%, and 52.30%, respectively, during the same time frame. The declines in legal and professional fees were all related to the SFSB transaction. Furthermore, the Company achieved efficiencies with respect to data processing fees. Data processing fees declined $236,000, or 31.83%, for the quarter ended March 31, 2010 versus the same period in 2009. The decline is attributable to the full integration of the SFSB platform made in the second half of 2009.

The following noninterest expense items for the three months ended March 31, 2009 were related to the SFSB transaction:

•	$576,000 related to various professional fees paid to complete the transaction.

•	One-time legal fees equaled $135,000.

•	Data processing fees consisted of $98,000 of conversion fees and $130,000 of bank card expenses.

Asset Quality

Nonperforming assets, excluding FDIC covered assets, were $30.3 million, or 5.21%, of loans and other real estate at March 31, 2010 compared with $21.8 million, or 3.77%, at December 31, 2009. Nonaccrual loans increased $8.7 million during the quarter ended March 31, 2010, primarily attributable to eight credit relationships aggregating over 80% of the total additions to nonaccrual status loans. These borrowers are mainly commercial/residential land developers and their loans are secured by real estate. The remaining increase in nonaccrual loans during the quarter arose from smaller credit relationships.

The allowance for loans losses increased to 3.42% of total loans, excluding covered loans at March 31, 2010, compared with 3.14% at December 31, 2009 and 2.13% at March 31, 2009. Allowance for loan losses equaled 65.40% of nonperforming assets and 68.97% of nonaccrual loans at March 31, 2010, compared with 83.18% and 90.80%, respectively, at December 31, 2009 (all excluding FDIC covered assets). Annualized net charge-offs for the quarter ended March 31, 2010, represented 2.36% of average loans versus an annualized ratio of 4.09% for the fourth quarter of 2009.

The following table provides asset quality ratios, excluding FDIC covered assets, for the end of the first quarter of 2010 and the four quarter ends of 2009:

Asset quality ratios (dollars in thousands)
(excluding FDIC covered assets)	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009

Nonaccrual loans	$28,706	$20,011	$20,572	$24,482	$9,870
Loans past due over 90 days and still accruing	—	247	1,462	514	1,195
Other real estate owned	1,565	1,586	1,175	864	412

Total nonperforming assets	$30,271	$21,844	$23,209	$25,860	$11,477

Balances
Allowance for loan losses	$19,798	$18,169	$16,211	$12,185	$11,543
Average loans during quarter, net of unearned income	577,715	573,367	559,547	548,577	534,566
Loans, net of unearned income	579,724	578,629	569,452	551,799	542,191

Ratios
Allowance for loan losses to loans	3.42%	3.14%	2.85%	2.21%	2.13%
Allowance for loan losses to nonperforming assets	65.40%	83.18%	69.85%	47.12%	100.58%
Allowance for loan losses to nonaccrual loans	68.97%	90.80%	78.80%	49.77%	116.95%
Nonperforming assets to loans and other real estate	5.21%	3.77%	4.07%	4.68%	2.12%
Net charge-offs for quarter to average loans, annualized	2.36%	4.09%	0.86%	0.25%	0.26%

The following table presents nonaccrual loans for the non-covered loan portfolio at March 31, 2010 and December 31, 2009.

	3/31/2010			12/31/2009
	Amount of Non Accrual	Non-Covered Loans	Percentage of Non-Covered Loans	Amount of Non Accrual	Non-Covered Loans	Percentage of Non-Covered Loans
Mortgage loans on real estate
Residential 1-4 family	$5,723	$144,938	3.95%	$4,750	$146,141	3.25%
Commercial	2,635	204,708	1.29%	3,861	188,991	2.04%
Construction and land development	19,422	142,324	13.65%	10,115	144,297	7.01%
Second mortgages	152	13,694	1.11%	194	13,935	1.39%
Multifamily	105	11,414	0.92%	—	11,995	—
Agriculture	—	4,137	—	—	5,516	—

Total real estate loans	28,037	521,215	5.38%	18,920	510,875	3.70%
Commercial loans	619	43,090	1.44%	174	42,157	0.41%
Consumer installment loans	45	11,984	0.38%	910	14,145	6.43%
All other loans	5	4,072	0.12%	7	12,205	0.06%

Gross loans	$28,706	$580,361	4.95%	$20,011	$579,382	3.45%

The following table shows a reconciliation of the allowance for loan losses for the three months ended March 31, 2010, for the twelve months ended December 31, 2009 and for the three months ended March 31, 2009.

(dollars in thousands)	Allowance for loan losses
	Quarter ending 3/31/2010	Year ending 12/31/2009	Quarter ending 3/31/2009
Beginning allowance	$18,169	$6,939	$6,939
Provision for loan losses	5,042	19,089	5,500
Recoveries of loans charged off	73	742	39
Loans charged off	(3,486)	(8,601)	(935)

Allowance at end of period	$19,798	$18,169	$11,543

The following table presents charge-offs and recoveries for all non-covered loans for the quarter ended March 31, 2010.

	Three months ended March 31, 2010
	Charge-offs	Recoveries	Net Charge-offs
Mortgage loans on real estate
Residential 1-4 family	$342	$—	$342
Commercial	776	1	775
Construction and land development	1,607	—	1,607
Second mortgages	74	41	33
Multifamily	350	—	350
Agriculture	—	—	—

Total real estate loans	3,149	42	3,107
Commercial loans	201	—	201
Consumer installment loans	106	12	94
All other loans	30	19	11

Totals	$3,486	$73	$3,413

For the three months ended March 31, 2010, the Company’s provision for loan losses was $5.0 million compared with $5.5 million in the same period in 2009.

The increase to the loan loss reserves as a percentage of total non-covered loans during the first quarter of 2010 reflects economic conditions that have continued to show signs of deterioration for classified assets. The continued high provisions for loan losses were necessitated by the following: 1) $3.4 million in net charge-offs during the quarter 2) increase in nonaccrual loans and classified assets, and 3) a desire to further insulate from the economic downturn. Management continues to monitor the loan portfolio closely and make appropriate adjustments using the Company’s internal risk rating system.

Balance Sheet

Total assets were $1.22 billion at March 31, 2010, declining slightly from $1.23 billion at year end. The single largest asset category reduction was evidenced in the FDIC covered loans. FDIC covered loans declined $7.6 million, or 5.04%, from $150.9 million at December 31, 2009 to $143.3 million at March 31, 2010. The reduction in the covered loan portfolio was attributable to aggressive work of the Company’s special assets division in handling the disposition of FDIC covered assets and declining balances of FDIC covered loans.

Total loans, including FDIC covered loans, were $723.1 million at March 31, 2010 compared with $729.6 million at December 31, 2009. Non-covered loans increased $1.1 million, or 0.19%, from $578.6 million at December 31, 2009 to $579.7 million at March 31, 2010.

The following table shows the composition of the non-covered loan portfolio at March 31, 2010 and December 31, 2009.

	3/31/2010		12/31/2009
	Non-Covered Loans		Non-Covered Loans
Mortgage loans on real estate
Residential 1-4 family	$144,938	24.97%	$146,141	25.22%
Commercial	204,708	35.27%	188,991	32.62%
Construction and land development	142,324	24.52%	144,297	24.91%
Second mortgages	13,694	2.36%	13,935	2.41%
Multifamily	11,414	1.97%	11,995	2.07%
Agriculture	4,137	0.72%	5,516	0.95%

Total real estate loans	$521,215	89.81%	$510,875	88.18%
Commercial loans	43,090	7.42%	42,157	7.28%
Consumer installment loans	11,984	2.06%	14,145	2.44%
All other loans	4,072	0.71%	12,205	2.10%

Gross loans	$580,361	100.00%	$579,382	100.00%
Less unearned income on loans	(637)		(753)

Loans, net of unearned income	$579,724		$578,629

The following table provides additional detail to the loan portfolio including both non-covered loans and loans covered by the shared-loss agreements (“covered loans”) at March 31, 2010:

	Non-Covered Loans		Covered Loans		Total Loans
Mortgage loans on real estate
Residential 1-4 family	$144,938	24.97%	$115,437	80.54%	$260,375	35.98%
Commercial	204,708	35.27%	5,204	3.63%	209,912	29.01%
Construction and land development	142,324	24.52%	13,828	9.65%	156,152	21.58%
Second mortgages	13,694	2.36%	8,120	5.67%	21,814	3.01%
Multifamily	11,414	1.97%	—	—	11,414	1.58%
Agriculture	4,137	0.72%	596	0.41%	4,733	0.65%

Total real estate loans	$521,215	89.81%	$143,185	99.90%	$664,400	91.81%
Commercial loans	43,090	7.42%	—	—	43,090	5.95%
Consumer installment loans	11,984	2.06%	149	0.10%	12,133	1.68%
All other loans	4,072	0.71%	—	—	4,072	0.56%

Gross loans	$580,361	100.00%	$143,334	100.00%	$723,695	100.00%
Less unearned income on loans	(637)		—		(637)

Loans, net of unearned income	$579,724		$143,334		$723,058

Total deposits were $1.04 billion at March 31, 2010, increasing $12.9 million, or 1.25%, from December 31, 2009. The most significant dollar increase by deposit category was evidenced in Money Market Deposit Accounts, which increased

$10.9 million, or 9.65%, during the first quarter. Time deposits declined $2.5 million during the quarter as management lowered pricing among all regions as loan demand remained nominal and covered loan balances continued to decline, as mentioned above.

The Company’s total loan-to-deposits ratio, including FDIC covered loans, was 69.24% at March 31, 2010 and 70.74% at December 31, 2009.

The following table details interest-bearing deposit totals by category at March 31, 2010 and December 31, 2009:

(dollars in thousands)

	3/31/2010	12/31/2009	$ change
NOW	$94,975	$94,711	$264
MMDA	123,980	113,071	10,909
Savings	61,210	58,373	2,837
Time deposits less than $100,000	420,702	423,902	(3,200)
Time deposits $100,000 and over	279,841	279,147	694

Total interest-bearing deposits	$980,708	$969,204	$11,504

Capital

At March 31, 2010, the Company’s total risk-based capital ratio was 15.59%. The Tier 1 risk-based capital ratio was 14.37%, and the leverage ratio (Tier 1 capital to average adjusted total assets) was 8.59%. At December 31, 2009, the Company’s total risk-based capital ratio was 16.03%. The Tier 1 risk-based capital ratio was 14.82%, and the leverage ratio (Tier 1 capital to average adjusted total assets) was 8.93%. For both periods, all three ratios exceed capital adequacy guidelines outlined by its primary regulator, and the Company is considered “well-capitalized”.

Following the payment of its cash dividend in February 2010, the Company suspended the payment of its quarterly dividend to holders of common stock. While the Company believes that its capital and liquidity levels remain above the averages of its peers, the Company incurred a net loss to common stockholders for the 2009 year and remains concerned over asset quality and the uncertainty of the real estate markets and general economy in the central Virginia region. Due to these factors, the Company has determined that it is currently prudent to retain capital until such time as the Company experiences a return to consistent quarterly profitability.

Securities

The Company’s securities portfolio remains solid and a viable source of liquidity. The following two tables show the amortized costs and fair values of securities for the entire investment portfolio at March 31, 2010.

Available for Sale

(dollars in thousands)	Amortized Cost	Gross Unrealized
		Gains	Losses	Fair Value
U.S. Treasury issue and other U.S. Government agencies	$16,708	387	$(28)	$17,067
State, county and municipal	118,236	2,612	(259)	120,589
Corporates and other bonds	2,055	96	(5)	2,146
Mortgage backed securities	47,625	1,220	(62)	48,783
Financial securities	1,177	136	(261)	1,052

Total securities available for sale	$185,801	$4,451	$(615)	$189,637

Held to Maturity

(dollars in thousands)	Amortized Cost	Gross Unrealized
		Gains	Losses	Fair Value
U.S. Treasury issue and other U.S. Government agencies	$—	$—	$—	$—
State, county and municipal	13,090	716	—	13,806
Corporates and other bonds	1,019	29	—	1,048
Mortgage backed securities	91,211	3,859	—	95,070

Total securities held to maturity	$105,320	$4,604	$—	$109,924

At March 31, 2010, there were $2.7 million of securities, consisting entirely of municipal obligations that were in a continuous loss position for more than twelve months. These obligations had unrealized losses of $108,000. Management has a third party review the investment portfolio quarterly for credit quality considerations. Based upon this review as of March 31, 2010, management determined there were no investments considered other than temporarily impaired.

The Company does not hold any trust preferred securities, private label CMOs, or other volatile instruments that have evidenced credit deterioration throughout the financial industry.

Non-GAAP Financial Measures

This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Common book value equals total stockholders’ equity less preferred stock; and common book value per share is computed by dividing common book value by the number of common shares outstanding. Common tangible book value equals total stockholders’ equity less preferred stock, goodwill and identifiable intangible assets; and common tangible book value per share is computed by dividing common tangible book value by the number of common shares outstanding. Common tangible assets equal total assets less preferred stock, goodwill and identifiable intangible assets.

Management believes that common book value, common tangible book value, and the ratio of common tangible book value to common tangible assets are meaningful because they are some of the measures that the Company and investors use to assess capital adequacy. Management believes that presenting the change in common book value and common tangible book value per share, the change in stock price to common book value and to common tangible book value per share, and the change in the ratio of common tangible book value to common tangible assets provide meaningful period-to-period comparisons of these measures.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies. The following tables reconcile these non-GAAP measures from their respective GAAP basis measures.

(dollars in thousands, except per common share data)

	3/31/2010	12/31/2009
Common book value
Total stockholder’s equity	$128,250	$131,594
Less: preferred stock (net)	17,911	17,863

Common book value	$110,339	$113,731

Common book value per common share	$5.14	$5.30

Common tangible book value
Total stockholder’s equity	$128,250	$131,594
Less: preferred stock (net)	17,911	17,863
Less: goodwill	5,727	5,727
Less: core deposit intangible	16,515	17,080

Common tangible book value	$88,097	$90,924

Common tangible book value per common share	$4.10	$4.24

Common Tangible Assets
Total assets	$1,224,208	$1,226,723
Less: preferred stock (net)	17,911	17,863
Less: goodwill	5,727	5,727
Less: core deposit intangible	16,515	17,080

Common tangible assets	$1,184,055	$1,186,053

Common shares outstanding	21,468	21,468

Common stock price	$2.91	$3.21
Price/common book value	56.6%	60.6%
Price/common tangible book value	71.0%	75.7%
Common tangible book value to tangible assets	7.4%	7.7%

About Community Bankers Trust Corporation

The Company is the holding company for Essex Bank, a Virginia state bank with 25 full-service offices, 14 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. The Company also operates two loan production offices. Additional information is available on the Company’s website at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, growth strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the ultimate resolution of regulatory, legal and related issues relating to the 2010 transaction-based bonus awards to the Company’s chief strategic officer; general economic and market conditions, either nationally or locally; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the quality or composition of the Company’s loan or investment portfolios; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the timing of future reimbursements from the FDIC to the Company under the shared-loss agreements; consumer profiles and spending and savings habits; the securities and credit markets; costs associated with the integration of banking and other internal operations; management’s evaluation of goodwill and other assets on a periodic basis, and any resulting impairment charges, under applicable accounting standards; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: Bruce E. Thomas

Senior Vice President/Chief Financial Officer

Community Bankers Trust Corporation

804-443-4343

COMMUNITY BANKERS TRUST CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

as of March 31, 2010 and December 31, 2009

	March 31, 2010 (unaudited)	December 31, 2009 (audited)
	(dollars in thousands)
ASSETS
Cash and due from banks	$16,001	$13,575

Interest bearing bank deposits	15,340	18,660

Federal funds sold	6,174	—

Total cash and cash equivalents	37,515	32,235

Securities available for sale, at fair value	189,637	179,440

Securities held to maturity, at cost (fair value of $109,924 and $117,008, respectively)	105,320	113,165

Equity securities, restricted, at cost	8,346	8,346

Total securities	303,303	300,951

Loans not covered by FDIC shared-loss agreement	579,724	578,629
Allowance for loan losses on non-covered loans	(19,798)	(18,169)

Net non-covered loans	559,926	560,460
Loans covered by FDIC shared-loss agreement	143,334	150,935

Net loans	703,260	711,395
FDIC indemnification asset	74,658	76,107
Bank premises and equipment, net	36,670	37,105
Other real estate owned, covered by FDIC shared-loss agreement	10,727	12,822
Other real estate owned, non-covered	1,565	1,586
Bank owned life insurance	6,608	6,534
FDIC receivable under shared-loss agreement	10,922	7,950
Core deposit intangibles, net	16,515	17,080
Goodwill	5,727	5,727
Other assets	16,738	17,231

Total assets	$1,224,208	$1,226,723

LIABILITIES
Deposits:
Noninterest bearing	$63,579	$62,198
Interest bearing	980,708	969,204

Total deposits	1,044,287	1,031,402
Federal funds purchased	—	8,999
Federal Home Loan Bank advances	37,000	37,000
Trust preferred capital notes	4,124	4,124
Other liabilities	10,547	13,604

Total liabilities	1,095,958	1,095,129

STOCKHOLDERS’ EQUITY
Preferred stock (5,000,000 shares authorized, $0.01 par value; 17,680 shares issued and outstanding)	17,680	17,680
Warrants on preferred stock	1,037	1,037
Discount on preferred stock	(806)	(854)
Common stock (200,000,000 shares authorized, $0.01 par value) 21,468,455 shares issued and outstanding)	215	215
Additional paid in capital	143,999	143,999
Retained deficit	(35,911)	(32,019)
Accumulated other comprehensive income	2,036	1,536

Total stockholders’ equity	128,250	131,594

Total liabilities and stockholders’ equity	$1,224,208	$1,226,723

COMMUNITY BANKERS TRUST CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2010 and 2009 restated

	March 31, 2010	March 31, 2009
	(dollars and shares in thousands, except per share data)
Interest and dividend income
Interest and fees on non-covered loans	$8,723	$8,457
Interest and fees on FDIC covered loans	3.593	2,950
Interest on federal funds sold	1	14
Interest on deposits in other banks	30	121
Interest and dividends on securities
Taxable	2,005	2,892
Nontaxable	894	757

Total interest and dividend income	15,246	15,191
Interest expense
Interest on deposits	4,857	6,118
Interest on other borrowed funds	331	347

Total interest expense	5,188	6,465
Net interest income	10,058	8,726
Provision for loan losses	5,042	5,500

Net interest income after provision for loan losses	5,016	3,226
Noninterest income
Service charges on deposit accounts	565	571
Gain on bank acquisition transaction	—	20,255
Gain (loss) on securities transactions, net	354	(48)
Loss on other real estate owned	(2,377)	(46)
Other	1,873	427

Total noninterest income	415	21,159

Noninterest expense
Salaries and employee benefits	5,131	4,426
Occupancy expenses	739	580
Equipment expenses	412	343
Legal fees	46	250
Professional fees	334	700
FDIC assessment	605	130
Data processing fees	506	742
Amortization of intangibles	565	456
Other operating expenses	1,522	1,761

Total noninterest expense	9,860	9,388

(Loss) income before income tax expense	(4,429)	14,997
Income tax (benefit) expense	(1,665)	4,867

Net (loss) income	(2,764)	10,130
Dividends paid on preferred stock	221	218
Accretion of discount on preferred stock	48	43

Net (loss) income available to common stockholders	$(3,033)	$9,869

Net (loss) income per common share — basic	$(0.14)	$0.46

Net (loss) income per common share — diluted	$(0.14)	$0.46

Weighted average number of shares outstanding
Basic	21,468	21,468
Diluted	21,468	21,478

COMMUNITY BANKERS TRUST CORPORATION

NET INTEREST MARGIN ANALYSIS

AVERAGE BALANCE SHEETS

(dollars in thousands)

	Three months ended March 31, 2010			Three months ended March 31, 2009
	Average Balance Sheet	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance Sheet	Interest Income/ Expense	Average Rates Earned/ Paid
ASSETS:
Loans, including fees	$577,715	$8,723	6.04%	$534,566	$8,457	6.33%
Loans covered by FDIC loss share	146,460	3,593	9.81%	131,978	2,950	8.94%

Total loans	724,175	12,316	6.80%	666,544	11,407	6.85%
Interest bearing bank balances	22,614	30	0.53%	41,676	121	1.16%
Federal funds sold	1,696	1	0.16%	16,647	14	0.34%
Investments (taxable)	201,166	2,005	3.99%	262,720	2,892	4.40%
Investments (tax exempt) (1)	92,355	1,355	5.87%	76,978	1,147	5.96%

Total earning assets	1,042,006	15,707	6.03%	1,064,565	15,581	5.85%
Allowance for loan losses	(18,647)			(9,110)
Non-earning assets	200,668			186,179

Total assets	$1,224,027			$1,241,634

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand - interest bearing	$211,845	$400	0.76%	$176,755	$689	1.56%
Savings	60,339	93	0.62%	48,174	160	1.33%
Time deposits	705,658	4,364	2.47%	718,708	5,269	2.93%

Total deposits	977,842	4,857	1.99%	943,637	6,118	2.59%
Fed funds purchased	537	—	0.14%	268	—	—
FHLB and other borrowings	41,124	331	3.22%	45,548	347	3.05%

Total interest-bearing liabilities	1,019,503	5,188	2.04%	989,453	6,465	2.60%

Non-interest bearing deposits	60,746			60,101
Other liabilities	11,817			24,914

Total liabilities	1,092,066			1,074,468
Stockholders’ equity	131,961			167,166

Total liabilities and stockholders’ equity	$1,224,027			$1,241,634

Net interest earnings		$10,519			$9,116

Interest spread			3.99%			3.25%

Net interest margin			4.04%			3.43%

(1)	Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.